                                                                   Exhibit 10.1

                                LICENSE AGREEMENT

     AGREEMENT made as of this 31st day of August, 1994 by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut ("YALE"), and ONCORX INC., a corporation organized and existing under the laws of the State of Delaware and with principal offices located in Madison, Connecticut ("LICENSEE").

                              W I T N E S S E T H:

     WHEREAS, in the course of research conducted under YALE auspices, several Inventors, listed in Exhibit A (List of Inventors) (the "INVENTORS"), have produced INVENTIONS the titles of which are listed in Exhibit B and Exhibit C (Lists of Inventions comprising the "INVENTIONS"); and

     WHEREAS, pursuant to an assignment by the INVENTORS to YALE of all their right, title and interest in and to the INVENTIONS and any patents resulting therefrom, YALE is the owner of the INVENTIONS, subject to rights reserved by the U.S. government; and

     WHEREAS, LICENSEE wishes to obtain a license to the INVENTIONS and any patents heretofore or hereafter resulting therefrom, and YALE is willing to grant such a license to LICENSEE subject to the terms and conditions hereof; and

     WHEREAS, Exhibit D describes certain research (including clinical studies), and LICENSEE wishes to gain access to such research, and YALE is willing to grant such access and


                                      -1-




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license such research to LICENSEE subject to the terms and conditions hereof
(the "RESEARCH");

     NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties agree as follows:

                             ARTICLE I DEFINITIONS

     As used in this Agreement, the following terms shall be defined as set forth below:

     1.1 The "INVENTIONS" shall mean each of the inventions described in Exhibit B and Exhibit C attached hereto, whether patented or unpatented.

     1.2 "LICENSED PATENTS" shall mean any United States or foreign patent application(s) and patents(s) owned, in whole or in part, by YALE during the term of this Agreement and covering the INVENTIONS in which the INVENTORS are named, together with any continuations, continuations-in-part, divisional or substitute patents, any reissues or re-examinations of any such applications or patents, and any extension of any such patent.

     1.3 "LICENSED PRODUCTS" shall mean all products for therapeutic or diagnostic uses that may derive from or which result from the manufacture and production or use of a claim of the LICENSED PATENTS, wherever sold.

     1.4 "NET SALES" shall mean gross sales of the LICENSED PRODUCTS to third parties invoiced by LICENSEE less sales, use, ad valorem and similar taxes, less duties and less commissions or fees paid by LICENSEE to unaffiliated parties in connection with such sales, less delivery or shipping costs and less credits or allowances, if any, on account of rejections or returns of LICENSED PRODUCTS previously sold. LICENSED PRODUCTS shall be deemed to have been sold when paid for. In the event that LICENSEE shall transfer LICENSED PRODUCTS to a company owned or controlled by or affiliated with LICENSEE and such company retransfers the LICENSED PRODUCTS to a third party within one year of their receipt, then the price charged by the affiliated company to third parties shall be included in LICENSEE's gross sales. If such affiliated company does not retransfer the LICENSED PRODUCTS within one year, then the higher of: i) the price charged by LICENSEE to such affiliate company or ii) the average price charged by LICENSEE to third party customers during such year or, in the absence of sales to third party customers, the fair market price for the LICENSED PRODUCTS, shall be included in LICENSEE's gross sales.

     1.5 "NONPATENTED INVENTIONS" shall mean those INVENTIONS described on Exhibits B and C as to which no United States patent has been issued.

     1.6 "SUBLICENSE INCOME" shall mean the gross amount received by LICENSEE, directly or indirectly, for or on account of sublicenses of any of the rights granted hereunder, without deduction of any kind except taxes in the nature of sales, use, ad valorem and similar taxes.

     1.7 "EARNED ROYALTIES" shall mean royalties paid or payable by LICENSEE to YALE determined with respect to NET SALES and SUBLICENSE INCOME.

     1.8 "ROYALTY YEAR" shall mean each twelve month period commencing January 1 and ending December 31 during the term of this Agreement. For the first year of this Agreement, the ROYALTY YEAR shall be the period of time between the signing of this Agreement and December 31.


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     1.9 "QUARTER YEAR" shall mean the three-month periods ending March 31, June
30, September 30 and December 31 of each Royalty Year.

     1.10 "LICENSEE" shall include ONCORX, and:

     a) an organization of which fifty percent (50%) or more of the voting stock is controlled or owned directly or indirectly by ONCORX;

     b) an organization which directly or indirectly owns or controls fifty percent (50%) or more of the voting stock of ONCORX;

     c) an organization, the majority ownership of which is directly or indirectly common to the majority ownership of ONCORX.

                          ARTICLE II GRANT OF LICENSE

     2.1 Yale hereby grants to LICENSEE, subject to all the terms and conditions of this Agreement, a non-transferable worldwide exclusive license for the term defined by ARTICLE III to make, have made, use, sell and practice the INVENTIONS as described in Exhibits B and C, and to commercialize the RESEARCH, in each case for therapeutic or diagnostic purposes.

     2.2 LICENSEE shall have the right to sublicense the rights granted hereunder to third parties (but not to affiliates of LICENSEE except upon commercially responsible terms), provided that any such sublicense shall provide for payment of SUBLICENSE INCOME by SUBLICENSEE based on sales by SUBLICENSEE. All sublicenses hereunder granted by LICENSEE shall be coterminable with this Agreement to the extent Yale's rights in the LICENSED PATENTS are involved.


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

     2.3 YALE shall retain the right to make, use and practice the INVENTIONS and the RESEARCH for its own non-commercial purposes. In the event that YALE identifies, through its own use, potential commercial opportunities for the INVENTIONS or the RESEARCH, it will so notify LICENSEE in writing describing the potential commercial application (and will make all information related thereto available to LICENSEE) and will provide LICENSEE with the first option to negotiate a commercial license(s). If LICENSEE notifies YALE within six months of such notification from YALE that it wishes to negotiate a commercial license, YALE will use good faith efforts to do so on commercially reasonable terms. The failure of the parties to conclude any such license shall not affect any term or provision of this Agreement.

                          ARTICLE III TERM OF LICENSE

     The term of the LICENSE granted hereunder shall commence upon the signing hereof and shall continue (a) as to the INVENTIONS for which a patent is issued for the life of the applicable patent, and any license granted hereunder shall expire on a country by country basis when the last to expire patent in such country expires, (b) as to the NONPATENTED INVENTIONS as to which no patent is issued, for seventeen (17) years from the date hereof, and (c) as to the RESEARCH for seventeen (17) years from the date hereof.

                       ARTICLE IV PAYMENTS AND ROYALTIES

     As consideration for the rights granted hereunder, LICENSEE shall make the following payments and royalty payments to YALE:

     4.1 LICENSEE shall issue to YALE 417,300 shares of common stock of LICENSEE, equivalent to six percent (6%) of the LICENSEE's capital stock outstanding upon signing of this Agreement. Immediately prior to the initial public offering of the stock of LICENSEE or the sale of LICENSEE, the value of such stock issued according to this Article 4.1 shall not be reduced to less than $350,000, and if it is reduced to less than that amount LICENSEE shall issue to YALE additional stock such that the aggregate value of the LICENSEE stock issued to YALE pursuant to this Agreement and such additional stock is $350,000. Such issued stock shall be separate from and not credited against any EARNED ROYALTIES and shall be subject to the terms of Article XII Registration Rights.

     4.2 LICENSEE shall pay to YALE a fixed payment of Fifty Thousand US dollars ($50,000), of which $25,000 shall be due upon signing of this Agreement and $25,000 shall be due 60 days following the execution of this Agreement. Such payment shall be separate from and not credited against any EARNED ROYALTIES. Such payment shall be credited to reimbursements of patent costs described in
Article 7.2.

     4.3 In addition, LICENSEE shall pay to YALE EARNED ROYALTIES as follows:

     A. For Licensed Products Shown in Exhibit B:

Four percent (4%) of NET SALES of One Hundred Million per year or less and Five percent (5%) of NET SALES greater than One Hundred Million per year and fifty percent (50%) of SUBLICENSE INCOME;

     B. For Licensed Products Shown on Exhibit C:

Five percent (5%) of NET SALES of One Hundred Million per year or less and Six percent (6%) of NET SALES greater than One Hundred Million per year and fifty percent (50%) of SUBLICENSE INCOME.


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

     4.4 EARNED ROYALTIES shall be payable by LICENSEE during the period that any LICENSED PATENT remains pending or effective in any applicable country. In the event that a LICENSED PATENT lapses or if all of its claims are finally declared invalid by a non-appealable decision of a court of competent jurisdiction through no fault or cause of LICENSEE (the failure of LICENSEE to initiate or continue legal action, as contemplated by Section 9.1, shall not be the basis of fault or cause by LICENSEE), the obligation to pay royalties for that LICENSED PATENT shall terminate. Notwithstanding the lapse or invalidity of any LICENSED PATENT, this Agreement shall remain in effect as to the remaining LICENSED PATENTS or claims thereunder and the RESEARCH.

                          ARTICLE V PAYMENTS AND REPORT

     5.1 Within thirty (30) days after the end of each QUARTER YEAR, LICENSEE shall furnish to YALE a written report setting forth the NET SALES and the EARNED ROYALTIES payable thereon, accompanied by full payment of such EARNED ROYALTIES.

     5.2 The reports required by this Article V shall be certified by an officer of LICENSEE to be correct to the best of LICENSEE's knowledge and information. Each report shall be accompanied by LICENSEE's payment of the full amount due, less any taxes required by a governmental agency to be withheld therefrom; provided, however, that YALE shall have the right to contest any such taxes and LICENSEE shall provide reasonable assistance with respect thereto. All royalties shall be paid to YALE in U.S. dollars, and in full. In the event that conversion from foreign currency is required in calculating a royalty payment hereunder, the exchange rate used shall be the rate in effect at the end of the last business day of the month just prior to the date payment is required to be made hereunder as published in the Wall Street Journal.


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

     5.3 If this Agreement should be terminated at any time other than at the end of a QUARTER YEAR or ROYALTY YEAR, the last report and payment shall be made within sixty (60) days after the effective date of such termination, and shall include any EARNED ROYALTIES prorated to the date of termination. If the amount of LICENSEE's existing inventory of LICENSED PRODUCTS which had been manufactured but not sold up to the date of termination exceeds a thirty (30) day supply, LICENSEE shall provide YALE with a report setting forth the amount of such inventory at the date of termination, and may elect to continue to render QUARTER YEAR reports on the sales of such existing inventory and to make payments as though the Agreement were still in effect; provided, however, that in any event, LICENSEE shall have no obligation to make payment of EARNED ROYALTIES thereon after one year from the effective date of termination.

                          ARTICLE VI BOOKS AND RECORDS

     LICENSEE and its sublicensees shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of Earned Royalties payable by LICENSEE hereunder. Such records and books of account shall be maintained for a period of no less than three (3) years following the HALF YEAR to which they pertain. LICENSEE shall permit such records and books of account to be examined by YALE and YALE's duly appointed agent, to the extent necessary for Yale to verify the amount of royalties payable. Such examination shall be at YALE's expense, during normal business hours, and upon ten (10) days' prior written notice to LICENSEE.

                         ARTICLE VII PATENT PROTECTION

     7.1 Patent Protection for INVENTIONS listed in Exhibit B is as follows: US Patent Number 5,101,072 was issued March 31, 1992; US Patent Number 5,214,068 was issued May


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

25, 1993 and US Patent Number 5,256,820, issued October 26, 1993. It is understood as that of the date hereof patent protection exists in the United States but not in any foreign countries but only the potential to realize the same.

     Patent Protection for Inventions listed in Exhibit C is as follows: A patent application covering the Invention "Novel L-2', 3' - Dideoxy Nucleoside Analogs As Anti-Hepatitis B (HBV) Agents" has been prepared and was filed on July 28, 1993, (S.N. 098,650). It is understood as that of the date hereof no patent protection exists in the United States or any foreign country but only the potential to realize the same.

     7.2 LICENSEE shall be responsible for all costs of prosecution and maintenance of all U.S. patents and patent applications covering the INVENTIONS incurred prior to and after the date of this Agreement, including without limitation attorney's fees, taxes, annuities, working fees, maintenance fees, and renewal and extension charges, and shall, at YALE's option, either punctually pay such costs directly or punctually reimburse YALE for such costs. Any and all such U.S. patent applications and patents resulting therefrom shall remain the property of YALE.

     7.3 LICENSEE at LICENSEE's expense, shall prepare and file foreign patent applications covering the INVENTIONS in such foreign countries as are determined by YALE and agreed to by LICENSEE. Determination of which foreign countries in which patent application shall be filed shall be made no later than ninety (90) days following the date hereof. Any and all such foreign patent applications and patents resulting therefrom shall remain the property of YALE. LICENSEE shall be responsible for all costs of prosecution and maintenance of all such foreign patents and patent applications, including without limitation attorney's fees, taxes, annuities, working fees, maintenance fees, and renewal and extension charges, and shall punctually pay all such costs directly on behalf of both parties. If LICENSEE does not agree to bear the expenses of filing patent applications in any foreign countries in which YALE wishes to obtain patent protection, then YALE may file and prosecute such application at its own expense, and YALE may terminate LICENSEE's license to the LICENSED PATENTS in such foreign country or countries.

     7.4 All U.S. patent applications relating to the INVENTIONS shall be prepared and prosecuted by counsel chosen and engaged by YALE in consultation with the LICENSEE. For U.S. patent applications, YALE shall elect whether YALE or LICENSEE shall retain substantive control of and responsibility for direct prosecution. For foreign patent applications, LICENSEE shall have substantive control of and responsibility for direct prosecution. In any case, YALE and LICENSEE shall instruct patent counsel to keep both YALE and LICENSEE fully informed of the progress of all U.S. and foreign patent applications and patents, and to give the party that is not directing prosecution reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosure. YALE will not finally abandon any patent application for which LICENSEE is bearing expenses without mutual consent from the LICENSEE. The party directing prosecution shall have no liability to the other party for damages, whether direct, indirect, incidental, consequential or otherwise, allegedly arising from its good faith decisions, actions and omissions in connection with such prosecution.

     7.5 LICENSEE shall apply, and shall require sublicensees to apply, the patent marking notices required by the law of any country where LICENSED PRODUCTS are made, sold or used, to the extent feasible and practical, and in accordance with the applicable patent laws of that country.


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

                ARTICLE VIII DUE DILIGENCE IN COMMERCIALIZATION

     8.1 LICENSEE shall plan and implement appropriate research and development, testing and production efforts directed toward commercialization of the LICENSED PRODUCTS at the earliest practicable date consistent with sound scientific and business judgment, and shall provide to YALE a copy of such plan. Such a plan will include provisions for testing and evaluations of activity of the INVENTIONS listed in Exhibit B against a) tumors characterized as multi-drug resistant, b) tumors characterized as metastatic, and c) other tumor types. Such a plan will include provision for testing and evaluation of activity of the INVENTIONS listed in Exhibit C in at least one animal model of human disease.

     8.2 LICENSEE shall implement as soon as practicable following the date of this Agreement the plan for developing and commercializing the LICENSED PRODUCTS, including tests and evaluations contained in the plan described in
8.1. YALE shall be entitled to terminate this Agreement in accordance with
Article XI if LICENSEE shall fail A) to implement the plan or to conduct tests and trials involving the INVENTIONS as part of a bona fide intention to develop and market products within five years in regard to any or all INVENTIONS listed in Exhibit B, and two years in regard to any or all INVENTIONS listed in Exhibit C, following the date of this Agreement, and B) to have expended at least $250,000 in the aggregate in research and development directed to the development of products in the fields of the INVENTIONS, less legal costs and funds supplied for research to YALE faculty, and such failure is not excused by
(i) causes beyond LICENSEE's direct control; (ii) YALE's failure to meet its obligations hereunder; (iii) infringement of third party patents or proprietary rights; or (iv) actions or inaction of any federal or state agency whose approval is required for commercial sales.


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

     8.3 LICENSEE shall provide periodic status reports to YALE, at least annually, indicating progress and problems to date in commercialization, and a forecast and schedule of major events required to market the LICENSED PRODUCTS.

     8.4 If at any time LICENSEE abandons or suspends its marketing or its intent to market the LICENSED PRODUCTS for a period exceeding ninety (90) days, LICENSEE shall immediately notify YALE giving reasons and a statement of its intended actions.

                     ARTICLE IX INFRINGEMENT AND LITIGATION

     9.1 LICENSEE shall have the sole obligation to defend the LICENSED PATENTS against infringement or interference by other parties in any country in which a LICENSED PATENT is in effect hereunder, including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or interference. LICENSEE may settle any such actions solely at its own expense and through counsel of its selection; provided, however, that YALE shall be entitled in each instance to participate through counsel of its selection and at its own expense. YALE shall have no obligation or responsibility with respect to any such actions unless legally required to participate, except to provide reasonable assistance to LICENSEE as requested, and LICENSEE shall reimburse YALE for YALE's out-of-pocket expenses in connection with any such requested assistance. LICENSEE shall bear the expenses of such actions and shall obtain all benefits in the recoveries, if any, whether by judgment, award, decree or settlement, the excess of such recoveries over such expenses shall be included in LICENSEE's NET SALES. In the event LICENSEE fails to initiate and pursue or participate in such legal action, YALE shall have the right to initiate legal action to uphold the LICENSED PATENTS against third parties in any country in which a LICENSED PATENT is in effect. LICENSEE shall have no legal or


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

contractual obligation to YALE for its failure to initiate or participate in any such legal action, except that YALE may terminate in such a country any then existing exclusive license granted to LICENSEE hereunder.

     9.2 Each party shall promptly notify the other in writing in the event that a third party shall bring a claim of infringement against YALE or LICENSEE, either in the United States or in any foreign country in which there is a LICENSED PATENT. If the alleged infringement is so substantial as to threaten the competitive position of LICENSEE and/or LICENSEE is temporarily enjoined from exercise of any portion of its license hereunder, and if YALE elects not to defend against such claim and not to obtain a license to permit LICENSEE to exercise its license free of such claim, then LICENSEE may in its own name and at its sole expense defend such claim and may compromise, settle or otherwise pursue such defense in such a manner and on such terms as LICENSEE shall see fit. YALE, at its own expense and through counsel of its selection may become a party to such defense and/or settlement and compromise. In any event, YALE shall have the right to defend, at its own expense, any such third party claim or action and to settle or compromise the same in such manner as it shall see fit, provided it shall consult with LICENSEE as to any such settlement or compromise. LICENSEE may participate in such litigation or claim on its behalf at its own expense.

     9.3 In the event LICENSEE is permanently enjoined from exercising any of its license rights granted hereunder pursuant to an infringement action brought by a third party, or if both LICENSEE and YALE elect not to undertake the defense or settlement of such a claim of alleged infringement for a period of six months from notice of such claim or suit, then LICENSEE shall have the right to terminate this Agreement with respect to the infringing claims


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

following thirty (30) days' written notice to YALE and in accordance with the terms of Article XI hereof.

                          ARTICLE X USE OF YALE'S NAME

     LICENSEE shall not use the name "Yale" or "Yale University" for any purpose without prior written consent obtained from YALE in each instance.

                             ARTICLE XI TERMINATION

     11.1 YALE may terminate this Agreement following thirty (30) days written notice to LICENSEE in the event LICENSEE:

     (i) fails to execute agreements providing financing for its operations and management in the sum of Three Million US Dollars ($3,000,000) or more within 210 days following the signing of this Agreement by the LICENSEE; or

     (ii) fails to make, within the sixty (60) day period set by the notice of such failure, any payment that is due and payable pursuant to this Agreement and that has been in arrears for more than three (3) months; or

     (iii) commits a material breach of any other obligation of this Agreement which is not cured (if capable of being cured) within the thirty (30) day period set by the notice; or

     (iv) becomes insolvent or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for ninety
(90) days; or makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE, and LICENSEE does not return to solvency before the expiration of said thirty (30) day period set by the notice.


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     11.2 LICENSEE shall be entitled to terminate this Agreement upon thirty
(30) days advance written notice to YALE in the event of YALE's material breach of any of the provisions of this Agreement, which breach is not cured (if capable of being cured) within the thirty (30) day period set by the notice, or if the conditions of Section 9.3 apply, in which case termination may be as to the INVENTION as to which there is an infringing claim.

     11.3 Upon termination of this Agreement and except as otherwise expressly provided herein, all licenses granted to LICENSEE under the terms of this Agreement and, at YALE's option, any sublicenses granted by LICENSEE, shall terminate and LICENSEE must return to YALE all materials containing the INVENTIONS; provided, however, that LICENSEE shall have the right for one year thereafter to dispose of all LICENSED PRODUCTS then in its inventory, and shall pay EARNED ROYALTIES thereon, in accordance with the provisions of Article IV, as though this Agreement had not terminated.

     11.4 Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE's obligation to pay all EARNED ROYALTIES specified by
Article IV.

     11.5 The rights provided in this Article XI shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

     11.6 Waiver by either party of a single default or breach or of a succession of defaults or breaches shall not deprive such party of any right to terminate this Agreement pursuant to the terms hereof upon the occasion of any subsequent default or breach.


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

                         ARTICLE XII REGISTRATION RIGHTS

     12.1 If at any time LICENSEE grants to any third party registration rights with respect to its common stock (other than a registration relating solely to employee benefit plans, or to a Securities and Exchange Commission Rule 145(a) transaction), LICENSEE shall give notice thereof to Yale and Yale shall upon its written request be entitled to receive, in connection with any offering of common stock pursuant to the exercise of such rights by such third party, registration rights with respect to all or any part of the LICENSEE's shares owned by YALE no less favorable to it than those granted to such third party.

             ARTICLE XIII NO WARRANTIES; INDEMNIFICATION; INSURANCE

     13.1 Yale makes no representations or warranties that any LICENSED PATENT is valid, or that the manufacture, use, sale or other disposal of the LICENSED PRODUCTS does not infringe upon any patent or other rights not vested in YALE.

     13.2 YALE DISCLAIMS ALL WARRANTIES WHATSOEVER, WITH RESPECT TO THE LICENSED PATENTS, THE INVENTIONS, THE RESEARCH AND THE LICENSED PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO THE MERCHANTABILITY OR FITNESS OF THE LICENSED PRODUCTS FOR A PARTICULAR PURPOSE and LICENSEE shall make no statements, representations or warranties whatsoever to any third parties that are inconsistent with such disclaimer by YALE.

     13.3 With the exception of infringement claims or actions covered by
ARTICLE IX, LICENSEE shall defend, indemnify and hold harmless YALE, its fellows, officers, employees, and agents, from and against any and all claims, demands, damages, losses and expenses of any nature (including attorney's fees), including, but not limited to death, personal injury, illness, property damage or products liability arising from or in connection with any of the following:

     (i) the use by LICENSEE of any method or process related to the LICENSED PATENTS; or

     (ii) any use, sale or other disposition of any of the LICENSED PRODUCTS by LICENSEE and/or its sublicensees or any statement, representation or warranty of LICENSEE or its sublicensees with respect thereto; or

     (iii) the use of the LICENSED PRODUCTS by any person.

YALE shall reasonably cooperate with LICENSEE in defending any such claim. YALE shall be entitled to receive information regarding the status of any such matter and shall be entitled to retain counsel on its own behalf and at its sole expense, in addition to counsel retained by LICENSEE to defend YALE, if YALE is named party and if YALE is not satisfied with the defense provided by LICENSEE for any reason.

     13.4 LICENSEE shall purchase and maintain in effect or shall require its sublicensees to purchase and maintain in effect a policy of products liability insurance covering all claims with respect to any LICENSED PRODUCTS manufactured or sold within the term of any license granted hereunder, which policy shall i) be in such form and amount of coverage and written by such company as YALE shall reasonably approve, ii) provide that such policy is primary and not excess or contributory with regard to other insurance YALE may have, iii) provide at least 30 days notice to YALE of cancellation, and iv) include YALE and YALE's directors, officers and employees as additional named insureds. LICENSEE shall furnish a


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certificate of such insurance to YALE on or before the date of first sale or use of any LICENSED PRODUCTS.

     13.5 Nothing in this Agreement shall be construed as granting by implication, estoppel or otherwise any licenses under patents of YALE other than the LICENSED PATENTS, regardless of whether such patents are dominant or subordinate to any of the LICENSED PATENTS.

                              ARTICLE XIV NOTICES

     Any notice required by this Agreement shall be sent by Registered or Certified U.S. Mail, or by a nationally recognized overnight delivery service or by facsimile with a copy sent by Registered or Certified U.S. Mail, and shall be deemed delivered if sent to the following addresses of the respective parties or such other address as is furnished by proper notice to the other party:

FOR YALE:                                     FOR ONCORX:

Director                                      President and CEO
Office of Cooperative Research                ONCORX INC.
Yale University                               99 Field Brook Road
Suite 401                                     Madison, Connecticut 06443
246 Church Street
New Haven, Connecticut 06510

                         ARTICLE XV LAWS AND REGULATIONS

     LICENSEE shall comply with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED PRODUCTS. In particular, LICENSEE shall be

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responsible for assuring compliance with all U.S. export laws and regulations applicable to this license and LICENSEE's activities hereunder.

                           ARTICLE XVI MISCELLANEOUS

     16.1 Any delays in or failure by either party in performance of any obligations hereunder shall be excused if and to the extent caused by such occurrences beyond such party's reasonable control, including but not limited to such occurrences as acts of God, strikes or other labor disturbances, war, and other causes which cannot reasonably be controlled by the party who failed to perform.

     16.2 This Agreement may not be amended except by written agreement signed by both of the parties, and shall not assigned by LICENSEE except upon the advance written consent of YALE, which consent shall not be unreasonably withheld. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and all prior representations and understandings are merged into and superseded hereby.

     16.3 This Agreement shall be governed by and in accordance with the laws of the State of Connecticut except where the federal laws of the United States are applicable and have precedence.

     16.4 The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

YALE UNIVERSITY                          ONCORX INC.


By:  /s/ Janet Ackerman                  By: /s/ Philip J. Whitcome
     ---------------------------------       -----------------------------------
     Janet Ackerman
Its: Associate V.P. for Finance          Its: President and CEO
Date:                                    Date: August 19, 1994
     ---------------------------------

                                    EXHIBIT A

                                List of Inventors

Allan C. Sartorelli                           Tai-Shun Lin

Philip G. Penketh                             Yung-Chi Cheng

Alan A. Divo

Krishnamurthy Shyam

                                    EXHIBIT B

                                 Patent Listing

US Patent Number 5,101,072, Issued 3/3/1992

N-methyl and N-(2-Clorethyl) sulfonylhydrazines as Antineoplastic and Antitrypanosomal Agents

US Patent Number 5,214,068, Issued 5/25/1993

Sulfonylhydrazines and Their Use as Antineoplastic Agents and as
Antitrypanosomal Agents

US Patent Number 5,256,820, Issued 10/26/1993

1-Alkyl-2-Acyl-1, 2-Disulfonylhydrazines

Additional Technologies:

Antitumor 2-2 -aminocarbonyl -1-1, 2-bis (methylsulfonyl) -1-2-chloroethyl) hydrazines; (OCR 512)

2-Alkoxcarbonyl-and 2-aryloxycarbonyl -1, 2-bis (methylsulfonyl) - 1- (2chloroethyl) hyrazines with Antineoplastic Activity (OCR 524)

Synthesis of 3- and 5-methylaminopyridine-2 -carboxaldehyde Thiosemicarbazones (OCR 527)

Synthesis and Antitumor Active of 4- and 5-Substituted Derivatives of Isoquinoline-1-carboxaldehyde Thiosemicarbazone (OCR 528)

                                    Exhibit C

                                 Patent Listing

US Patent Application Serial Number 098,650

Novel L-2', 3'-Dideoxy Nucleoside Analogs as Anti-Hepatitis B (HBV) Agents

Additional Technology

Inhibition of Human Hepatitis B virus Replication by 3'-Thia 2',
3'-dideoxycytidine and its Derivatives (OCR 340)

                                    Exhibit D

Use of Porfiromycin, Dicoumoral, and X-irradiation for the treatment of solid tumors in Humans (CR 74)

Access to certain Data Concerning Clinical Studies carried out under the supervision of Yale faculty Concerning Porfiromycin


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